Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
13-013		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Dennard-Lascar / 713-529-6600

Hornbeck Offshore Announces

Definitive Agreement to Sell its Downstream Segment for $230 million

July 22, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (“Hornbeck” or “the “Company”) announced today that it has entered into a definitive agreement to sell substantially all of the assets and business of its Downstream segment’s tug and tank barge (“TTB”) fleet to Genesis Marine, LLC (“Genesis”), an affiliate of Genesis Energy L.P. (NYSE:GEL), for cash consideration of $230 million. Simultaneously with the execution of the definitive agreement, Genesis posted a $23 million deposit. The Company expects to use the after-tax proceeds from this transaction for general corporate purposes, which may include retirement of debt or funding for the acquisition, construction or retrofit of vessels. The Downstream vessels to be sold to Genesis are comprised of Hornbeck’s active fleet of nine ocean-going tugs and nine double-hulled tank barges.

The transaction is subject to customary closing conditions and regulatory clearances, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, and is anticipated to close by the end of the third quarter of 2013. Hornbeck and Genesis also plan to enter into transition service agreements at closing in order to ensure a smooth transition of operations and services for both employees and customers. Additional details regarding the transaction will be provided in the Company’s previously announced quarterly earnings announcement on July 31, 2013 and related conference call on August 1, 2013.

Todd M. Hornbeck, the Company’s Chairman, President and Chief Executive Officer stated: “Given the substantial pending growth in our Upstream fleet over the next few years as a result of previously announced newbuild and retrofit programs and any incremental organic or acquisitive growth that may arise, we believe that the timing is right to divest of our non-core Downstream segment in order to strategically focus our energies on our Upstream core business. Due to the recent recovery in

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Downstream market conditions since the financial collapse of 2008, we were able to monetize our active TTB fleet at what we believe to be a very fair price – above our original investment in these assets – and believe that the redeployment of that capital in our Upstream business will unlock value for our shareholders. Our ability to enter into this agreement is a testament to the excellent operational track record and quality of our valued Downstream workforce that we and Genesis are fortunate to have in our future.”

J.P. Morgan Securities LLC acted as exclusive financial advisor to Hornbeck Offshore with respect to this transaction.

Hornbeck Offshore is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 76 vessels primarily serving the energy industry and has 23 additional high-spec Upstream vessels under construction for delivery on various dates through 2016.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with regard to the closing of the sale of the Downstream fleet, the timing thereof, the anticipated proceeds therefrom, and the execution and performance of transition service agreements. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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